SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015 (March 6, 2015)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 6, 2015, our subsidiary, Sirius XM Radio Inc. (“SiriusXM”), issued $1.0 billion aggregate principal amount of 5.375% Senior Notes due 2025 (the “Notes”). The Notes were sold to J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, BMO Capital Markets Corp., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc. The Notes were resold to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. The terms of the Notes are governed by an Indenture, dated as of March 6, 2015, among SiriusXM, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The following summary is not a complete description of all of the terms of the Notes.

Interest and maturity. Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 at a rate of 5.375% per annum, commencing on October 15, 2015. The Notes will mature on April 15, 2025.

Guarantees. Satellite CD Radio LLC, Sirius XM Connected Vehicle Services Inc., Sirius XM Connected Vehicle Services Holdings Inc., XM eMall Inc., XM Radio LLC, XM Investment LLC and XM 1500 Eckington LLC, SiriusXM’s wholly owned subsidiaries, guarantee, on a senior unsecured basis, SiriusXM’s obligations under the Notes, including the payment of principal and interest. These guarantors also guarantee SiriusXM’s existing senior indebtedness. One or more of SiriusXM’s other subsidiaries may, in the future, be required to guarantee SiriusXM’s existing senior indebtedness, but may not be required to guarantee the Notes except as provided in the Indenture. Sirius XM Holdings Inc. does not guarantee the Notes.

Ranking. The Notes are SiriusXM’s general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of SiriusXM’s and the guarantors’ existing and future senior indebtedness and senior in right of payment to all of SiriusXM’s and the guarantors’ future subordinated obligations; the Notes and related guarantees are structurally subordinated in right of payment to all existing and future liabilities (including trade payables) of SiriusXM’s non-guarantor subsidiaries; and the Notes and related guarantees are effectively subordinated to any of SiriusXM’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional redemption. At any time prior to April 15, 2020, SiriusXM may redeem some or all of the Notes at any time and from time to time at a “make-whole” redemption price set forth in the Indenture. On or after April 15, 2020, SiriusXM may redeem the Notes, in whole or in part, at any time at the redemption prices set forth in the Indenture. In addition, prior to April 15, 2018, SiriusXM may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require SiriusXM to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control and a downgrade in the ratings of the Notes, and limit SiriusXM’s ability and the ability of SiriusXM’s subsidiaries to create certain liens; enter into sale/leaseback transactions; and merge or consolidate. In addition, the Indenture restricts SiriusXM’s non-guarantor subsidiaries’ ability to create, assume, incur or guarantee additional indebtedness without such non-guarantor subsidiary guaranteeing the Notes on a pari passu basis. Sirius XM Holdings Inc. is not subject to these restrictive covenants.

Use of proceeds. SiriusXM intends to use the net proceeds from this offering for general corporate purposes, which may include, from time to time and as market conditions warrant, the repayment, repurchase, redemption, defeasance or tender of SiriusXM’s outstanding indebtedness, including any borrowings outstanding under SiriusXM’s senior secured revolving credit facility, and dividends or loans to us to fund share repurchases of our common stock. Pending application of these amounts as provided above, SiriusXM currently expects to maintain any excess amount as cash on hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture, dated as of March 6, 2015, among Sirius XM Radio Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 5.375% Senior Notes due 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: March 6, 2015